Code of Ethics

The following Code of Ethics is in effect for the Registrant:

     The Registrant has adopted the following standards (the "Covered Officers Code of Ethics") in accordance with the rules and regulations adopted by the Securities and Exchange Commission (the "Commission") pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 for the purpose of deterring wrongdoing and promoting: 1) honest and ethical conduct, including handling of actual or apparent conflicts of interest between personal and professional relationships;
2) full, fair, accurate, timely and understandable disclosure in reports and documents that the Registrant files with, or submits to, the Commission and in other public communications made by the Registrant; 3) compliance with applicable governmental laws, rules and regulations; 4) the prompt internal reporting of violations of the Covered Officers Code of Ethics to an appropriate person or persons identified in such code; and 5) accountability for adherence to such code. These provisions shall apply to the Registrant's principal executive officer and treasurer (each a "Covered Officer" and, collectively, the "Covered Officers").

     1. It is the responsibility of Covered Officers to foster, by their words and actions, a corporate culture that encourages honest and ethical conduct, including the ethical resolution of, and appropriate disclosure of conflicts of interest. Covered Officers should work to ensure a working environment that is characterized by respect for law and compliance with applicable rules and regulations.

     2. Each Covered Officer must act in an honest and ethical manner while conducting the affairs of the Registrant, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Duties of Covered Officers include:

          o    Acting with integrity;
          o    Adhering to a high standard of business ethics;
          o Not using personal influence or personal relationships to improperly influence investment decisions or financial reporting whereby the Covered Officer would benefit personally to the detriment of the Registrant;

     3. Each Covered Officer should act to promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Registrant files with or submits to, the Commission and in other public communications made by the Registrant.

          o Covered Officers should familiarize themselves with disclosure requirements applicable to the Registrant and disclosure controls and procedures in place to meet these requirements.

          o Covered Officers must not knowingly misrepresent, or cause others to misrepresent facts about the Registrant to others, including the Registrant's auditors, independent directors, governmental regulators and self-regulatory organizations.

     4. Any existing or potential violations of the Covered Officers Code of Ethics should be reported to The Capital Group Companies' Personal Investing Committee. The Personal Investing Committee is authorized to investigate any such violations and report their findings to the Chairman of the Audit Committee of the Registrant. The Chairman of the Audit Committee may report violations of the Covered Officers Code of Ethics to the Board of Directors of the Registrant or other appropriate entity including the Audit Committee, if he or she believes such a reporting is appropriate. The Personal Investing Committee may also determine the appropriate sanction for any violations of the Covered Officers Code of Ethics, including removal from office, provided that removal from office shall only be carried out with the approval of the Board of Directors.

     5.   Application   of  the   Covered   Officers   Code  of  Ethics  is  the
          responsibility of the Personal Investing Committee, which shall report periodically to the Chairman of the Registrant's Audit Committee.

     6. Material amendments to these provisions must be ratified by a majority vote of the Board of Directors. As required by applicable rules, substantive amendments to the Covered Officers Code of Ethics must be appropriately disclosed.

     7. The Covered Officers Code of Ethics shall be the sole code of ethics adopted by the Registrant for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

     8. All reports and records prepared or maintained pursuant to the Covered Officers Code of Ethics will be considered confidential and shall be maintained and protected accordingly.